AGREEMENT

This Agreement, entered into this 23rd day of June, 2003, by and between GUIDELINE CAPITAL, INC., a Nevada Corporation and ON GUARD SYSTEMS, INC., a Nevada Corporation.

RECITALS

WHEREAS, Guideline Capital, Inc. desires to purchase 100% of the issued capital shares of On Guard Systems, Inc. for a stock transfer of one million (1,000,000) restricted shares of Guideline Capital, Inc. plus one hundred thousand dollars ($100,000.00) to be paid within thirty (30) days, and the authorization and issuance of ten million (10,000,000) shares of restricted stock in Guideline Capital, Inc., and;

WHEREAS, On Guard Systems, Inc. through an agreement to be signed with International Equity Partners contains valuable agreements that Guideline Capital, Inc. desires to obtain, with ESCI International, Inc. and;

WHEREAS, On Guard Systems, Inc. has additional rights through International Equity Partners to other commercially valuable projects.

NOW THEREFORE, it is agreed between the parties as follows:

1. Purchase. Guideline Capital, Inc. will purchase one million (1,000,000) shares, consisting of all the issued and outstanding shares, of On Guard Systems, Inc. for one million (1,000,000) non-restricted shares of Guideline Capital, Inc. plus the additional sum of one hundred thousand dollars ($100,000.00) to be paid within thirty (30) days.

2. Transfer of restricted shares. Guideline Capital, Inc. will authorize transfer of ten million (10,000,000) restricted shares to the following the individuals and entities to enable raising of additional capital:

Robert Laskowski 100,000 shares
Samira Qamar 100,000 shares
Viola Higgins 100,000 shares
Sophie Downs 100,000 shares
Marlaine Kamar 100,000 shares
Francis Langford 100,000 shares
Richard E. Fowlks 100,000 shares
HJS Family Trust 1,000,000 shares
Eureka Transnational Corp. 1,000,000 shares
International Equity Partners 1,000,000 shares
Full Sail Investment Corp. 1,000,000 shares
Guardian Industries, Inc. 1,000,000 shares
Mona Qamar 4,300,000 shares

3. Full Cooperation. Both corporations agree to fully cooperate in the execution of any additional documents necessary to complete the sale and purchase of On Guard Systems, Inc. by Guideline Capital, Inc.

4. Resignation of Sole Officer. Tom Platfoot, sole officer and director of Guideline Capital, Inc. will resign effective immediately, and the shareholders of Guideline Capital, Inc., consisting of Tom Platfoot and Catherine Ratelle, will nominate and elect to the Board of Director of Guideline Capital, Inc. the following individuals: Ernest J. Wesson, William T. Wicket and John Brownlee-Baker, and appoint Ernest J. Wesson as President and William T. Wicket as Secretary.

5. Purchase Interest in Watertech. Guideline Capital, Inc., when sufficient capital has been raised, will purchase a fifty-one percent (51%) interest in Watertech, patent holder of the EWA machine.

6. Transfer of Rights. On Guard Systems, Inc., through its agreement with International Equity Partners will transfer all of its rights in ECSI Security Equipment to Guideline Capital, Inc.

7. Issuance of One-Year Convertible Notes. Guideline Capital, Inc. will seek capital investments through the issuance of one-year convertible notes.

8. Convertible Preferred Stock. Guideline Capital, Inc. will authorize and issue a convertible preferred stock class in accordance with Robert Laskowski's memorandum of June 23, 2003.

9. Jurisdiction. Both parties agree to be bound by the jurisdiction of any Court in the State of Oregon in which an action to enforce the terms of this Agreement is brought.

10. Notices.

    Any notice or other communication required or permitted to be given under this agreement shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

    Name of Party : Guideline Capital, Inc.
    Address 2100 NE 155th Street
                                Vancouver, Washington 98686

    Name of Party : On Guard Systems, Inc.
    Address 1607 NE 41st Avenue
                                 Portland, Oregon 97232

    All notices and other communications shall be deemed to be given at the expiration of the 3rd day after the date of certification. The addresses to which notice to other communications are mailed may be changed from time to time by giving written notice to the other party as provided above.

11. Attorney Fees. In the event of a default under the agreement, the defaulting party shall reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection with the default, including without limitation attorney fees. Additionally, in the event a suit or action is filed to enforce this agreement or with respect to this agreement, the prevailing party shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney fees at the trial level and on appeal.

12. Headings. The headings used in this agreement are solely for convenience of reference, are not part of this agreement, and are not to be considered in construing or interpreting this agreement.

13. Entire Agreement. This Agreement and the exhibits to this Agreement are the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. No provision of any exhibit or schedule to this Agreement shall supersede or annul the terms and provisions of this Agreement, unless the matter specified in such exhibit or schedules shall explicitly so provide to the contrary, in the event of ambiguity in meaning or understanding between the provisions of this Agreement proper and the appended exhibits, the provisions of this Agreement shall prevail and control in all circumstances.

14. Waiver and Modification. No modification, supplement or amendment of this Agreement or of any covenant, representation, warranty, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by both parties. No waiver of any covenant, representation, warranty, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

15. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Severability. In any judicial proceeding a court shall refuse to enforce all the provisions of this agreement, any unenforceable provision shall be deemed eliminated from the agreement for the purpose of such proceeding as is necessary to permit the remainder of the agreement to be enforced In such proceeding.

17. Governing Law. This Agreement shall be deemed to have been entered into in the County of Multnomah, State of Oregon, and all questions concerning the validity, interpretation, or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Oregon, without regard to conflicts of law principles. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the County of Multnomah, State of Oregon. No claim, demand, action, proceeding, litigation, hearing, motion or lawsuit resulting from or with respect to this Agreement shall be commenced or prosecuted in any jurisdiction other than the State of Oregon, and any judgment, determination, finding or conclusion reached or rendered in any other jurisdiction shall be null and void. Each party hereby consents expressly to the jurisdiction of any local, state or federal court located within the State of Oregon and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party's last known address.

18. Force Majeure. If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this Agreement, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of "force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable. The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term "force majeure" as used in this Agreement shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockage, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the type enumerated specifically in this section or otherwise, which is not reasonably within the control of the party claiming such suspension.

19. Consent to Agreement. By executing this Agreement, each party, for itself represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement. Each party represents, warrants and covenants that such party executes and delivers this Agreement of its own free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical. Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's own independent judgment and upon the advice of such party's counsel.

20. Time. Time is of the essence in all matters related to this Agreement.

21. Waiver. No waiver of any provision of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

22. Execution. This agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

23. Gender. Any indication of gender of a party in this agreement shall be modified, as required, to fit the gender of the party or parties in question.

GUIDELINE CAPITAL, INC. ON GUARD SYSTEMS, INC.

By:/                                       By:
     President     President